Exhibit 99.1

Contact: Tiana Gorham
Biopure Corporation
(617) 234-6826
IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE APPOINTS DECHRA EXCLUSIVE U.S. DISTRIBUTOR OF OXYGLOBIN

CAMBRIDGE, Mass., May 14, 2008 – Biopure Corporation (Nasdaq: BPUR) today announced it has appointed Dechra Veterinary Products as exclusive distributor for Oxyglobin® solution [hemoglobin glutamer–200 (bovine)] or HBOC-301, in the U.S. Oxyglobin is the only FDA-approved treatment for canine anemia, a potentially life-threatening condition. Under the terms of the agreement, Dechra will market Oxyglobin in 60 mL single dose and 125 mL single dose infusion bags, and Biopure will continue to manufacture Oxyglobin.

“We look forward to mutual success with Dechra to have Oxyglobin reach its market potential,” stated Barry Scott, Vice President, Business Development of Biopure. “We selected Dechra because it has been successful at developing its presence in the U.S. veterinary market with FDA approved products for companion animals.”

Dechra Veterinary Products is a division of Dechra Pharmaceuticals PLC, a UK Stock Exchange Listed Company in international animal healthcare marketing. For more information about Oxyglobin, see www.oxyglobin.com or www.dechra-us.com. More information about Dechra Pharmaceuticals PLC can be found at www.dechra.com.

Biopure Corporation

Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer—250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer—200 (bovine)], or HBOC-301, the only oxygen therapeutic approved for marketing by both the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 200,000 units of Oxyglobin since the product’s launch in 1998.

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